                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
          17(a) of the Public Utility Holding Company Act of 1935 or

             Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1.  Name and Address of Reporting Person

        VEITIA                       DIEGO                             J.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    250 PARK AVENUE SOUTH/ SUITE 200
--------------------------------------------------------------------------------
                                   (Street)

    WINTER PARK                       FL                              32789
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

================================================================================
2.  Issuer Name and Ticker or Trading Symbol

    INTERNATIONAL ASSETS HOLDING CORPORATION -- IAAC
================================================================================

3.  I.R.S. or Social Security Number of Reporting Person (Voluntary)

================================================================================

4.  Statement for Month/Year

    MARCH, 2001
================================================================================

5.  If Amendment, Date of Original (Month/Year)

================================================================================

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director                            [X] 10% Owner
    [X] Officer (give title below)          [_] Other (specify below)

     CHAIRMAN
    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    [_]  Form filed by More Than One Reporting Person

================================================================================
         Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                        6. Owner-     7. Nature
                                                 4. Securities Acquired (A)        5. Amount of            ship          of In-
                                 3. Trans-          or Disposed of (D)                Securities           Form:         direct
                      2. Trans-     action          (Instr. 3, 4 and 5)               Beneficially         Direct        Bene-
1. Title                 action     Code         -------------------------------      Owned at             (D) or        ficial
   of                    Date       (Instr. 8)                 (A)                    End of               Indirect      Owner-
   Security              (mm/dd/ --------------     Amount     or        Price        Month                (I)           ship
   (Instr. 3)            yy       Code       V                 (D)                    (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL ASSETS
HOLDING CORPORATION
COMMON
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                   2. Conver-                                                     5. Number of Deriv-
                                      sion or          3. Trans-                                     ative Securities
                                      Exercise            action           4. Transac-               Acquired (A) or
                                      Price of            Date                tion Code              Disposed of (D)
                                      Deriv-              (Month/             (Instr. 8)             (Instr. 3, 4, and 5)
 1. Title of Derivative               ative               Day/             ---------------    -------------------------------
    Security (Instr. 3)               Security            Year)            Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
International Assets
Holding Corp. Option                                     3/9/01            A                        25,000
-----------------------------------------------------------------------------------------------------------------------------

International Assets
Holding Corp. Options
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

                                                                                         9. Number       10. Owner-
                                                                                            of Deriv-        ship
                           6. Date Exer-                                                    ative            Form       11. Na-
                              cisable and                                                   Secur-           of De-         ture
                              Expiration                                     8. Price       ities            rivative       of In-
                              Date              7. Title and Amount of          of          Bene-            Securities     direct
                              (Month/Day/          Underlying Securities        Deriv-      ficially         Bene-          Bene-
                              Year)                (Instr. 3 and 4)             ative       Owned            ficially       ficial
                            ----------------   ----------------------------     Secur-      at End           Owned at       Owner-
                            Date     Expira-                 Amount or          ity         of               End of         ship
                            Exer-    tion            Title   Number of          (Instr.     Month            Month(1)       (Instr.
                            cisable  Date                    Shares             5)          (Instr. 4)       (Instr. 4)     4)
------------------------------------------------------------------------------------------------------------------------------------
                          03/09/02  03/09/06*       Common    25,000            3.125        25,000             D
------------------------------------------------------------------------------------------------------------------------------------
                          12/28/96  12/28/05**      Common    26,378            2.085        51,378             D
------------------------------------------------------------------------------------------------------------------------------------
                          11/02/99  11/02/08***     Common    83,930            1.376       135,308             D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Explanation of Responses: *33% VESTS 03/09/02; 33% VESTS 03/09/03; REMAINDER VESTS 03/09/04
** All options currently vested
*** 30% vests 11/02/99; 30% vests 11/2/2000; 40% vests 11/2/01


/s/ Diego J. Veitia                             04/05/01
---------------------------------------     ----------------
    **Signature of Reporting Person               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.